Exhibit 99.1

SeaWorld Entertainment, Inc. March 13, 2020 Public Announcement

As part of our continued commitment to the safety of our guests and Ambassadors, and out of an abundance of caution, we are temporarily closing all of our theme parks, effective March 16, through the end of the month.

During this time essential personnel, including animal care experts, will continue to look after the health, safety and nutritional needs of the animals in our care. Our animal rescue and rehabilitation operations will also continue to operate.

SeaWorld Parks & Entertainment will continue to pay our full-time Ambassadors during this period.

We are monitoring this evolving COVID-19 (coronavirus) situation closely and coordinating with public health officials.

We look forward to welcoming our valued guests back to our parks soon.